UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On April 4, 2022, Macellum Badger issued the following press release and open letter to the Company’s Board of Directors:

Macellum Issues Letter to the Kohl’s Board Regarding the Need for a Transparent Update on the Company’s Sale Process

Calls on the Board to Promptly Answer Several Important Questions Pertaining to its Seemingly Flawed and Opaque Process

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued the below open letter to the Company’s Board of Directors (the “Board”). As a reminder, Macellum is asking shareholders to vote on the WHITE proxy card to elect its full slate of aligned and experienced director candidates at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Learn more at www.KeepKohlsAccountable.com.

***

Dear Members of the Board,

We are writing to you regarding your decision to run what appears to be a flawed and opaque review of strategic alternatives. In all of our years investing in the public market, we have never seen a corporate leadership team operate in a more defensive and insular manner when many shareholders seem very supportive of a sale and various suitors have expressed interest. Perhaps this is why the Company’s shares have the rare distinction of trading almost 15% below announced and reported offers. Indeed, you cannot run from the following:

•	The Board abruptly rejected indications of interest from two credible and well-capitalized acquirers before apparently providing sufficient access to management, a robust data room and other information that could have informed upward adjustments to offers.

•	The Board quickly implemented an onerous, two-tiered poison pill that could only serve to chill acquirers’ interest.

•	The Board has failed to communicate clearly and effectively about its purported process for evaluating potential acquirers’ overtures, even as credible reports swirl about several suitors who are interested in bidding close to or above $70 per share.

•	The Board had management waste time and money on a flashy Investor Day, which featured yet another standalone strategy that was met with a roughly 13% share price decline following its release.

•	The Board is championing a capital-intensive and risky three-year plan that only appears to derive Earnings Per Share growth from share repurchases. We struggle to comprehend how this plan could create value anywhere close to a sale – no less risk-adjusted value close to $70 per share or more.

•	The Board rejected our offers to compromise by appointing a Macellum principal as a director and involving that individual in the process.

This pattern of intransigence is all the more disturbing when considering that the Company’s share price was below $44 at one point in late 2021 and was below $47 prior to recent indications of interest becoming public this year. The Board should consider that absent the prospect of a sale, the Company’s share price would likely be even lower due to investors’ dissatisfaction with management’s three-year plan. We believe Kohl’s has traded up nearly 30% over the past two months for one reason: investors are enthusiastic about the possibility of finally achieving a reasonable return via a sale.

At this point, we believe the Board has eroded all of its credibility with shareholders. A number of sizable shareholders have informed us that they are extremely frustrated with the Board’s poorly communicated process, which has followed two decades of perpetual stagnation. Perhaps this is why the Company’s most recent letter to shareholders was focused on disparaging us and full of seemingly false and misleading statements.

If the Board wants to regain some semblance of credibility and demonstrate respect for its fiduciary duty, we urge it to address the following questions:

1.	What is the status of the process in terms of the number of interested parties and management’s level of engagement and data sharing?

2.	When does the Company intend to gather final bids, and will it be before the Annual Meeting so that shareholders can be fully informed before they vote on our respective slates?

3.	What steps is the Board taking to ensure interested parties have everything they need to expeditiously submit initial and modified bids?

4.	If new bidders surface, are they being told they are too late or are they being given adequate access to make offers?

5.	Has the Company’s financial advisor, Goldman Sachs, been authorized to canvass the entire market for a full spectrum of financial and strategic bidders and been directed to allow bidders to partner to ensure the highest price can be attained?

6.	Are there any pre-conditions that could dissuade interested parties?

7.	Will shareholders have an opportunity to vote on the highest bid sourced via the process?
8.	Will the 2022 Annual Meeting be delayed if the process needs to extend beyond May 11th?

Another area the Board should address is its plan for pre-releasing financial results prior to the Annual Meeting. We believe the Board should provide shareholders the fullest possible picture of the Company’s recent performance. Given Kohl’s has pre-released results in the past, we would like the Company to confirm it intends to pre-release for the first quarter of this fiscal year.

In our view, the fact that the Board has not yet adequately addressed these questions reinforces its credibility deficit. It seems to us like the Board is putting its thumb on the scale to keep Kohl’s mired in operational mediocrity within the public market. Rather than promoting uninspiring plans and trying to attack us, we hope the Board finally takes steps to address these critical questions via a public communication well ahead of the Annual Meeting.

While it benefits our campaign for change when the Board keeps shareholders in the dark, we want what is best for Kohl’s and all of its stakeholders. The best thing the Board can do in the immediate term is deliver a transparent update on the process.

Sincerely,

Jonathan Duskin
Managing Partner
Macellum Capital Management

***

VOTE THE WHITE PROXY CARD TO ELECT MACELLUM’S ALIGNED AND EXPERIENCED SLATE.

REVIEW MORE INFORMATION AT WWW.KEEPKOHLSACCOUNTABLE.COM.

CONTACT INFO@SARATOGAPROXY.COM WITH ANY QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

***

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly, 646-386-0091

macellum@longacresquare.com

Item 2: On April 4, 2022, Macellum Badger was quoted in the following article published by Reuters:

Macellum presses Kohl's for more transparency in sales process-letter

Reuters

By Svea Herbst-Bayliss

April 4, 2022

Activist investment firm Macellum Advisors GP LLC on Monday urged Kohl's Inc to be more open about its sales process, urging the retailer to give bidders and shareholders a fuller financial picture of itself.

The firm, in a letter to the board, asked the company to say when it plans to accept final bids and explain how much access potential buyers have to management and data to shape their offers. It also asked Kohl's to pre-release first-quarter financial results before next month's annual meeting.

Macellum, which owns 5.4% of the retailer, is pushing to take control of Kohl's board and wants the company to sell itself, arguing that a new "capital-intensive" three-year standalone strategy is hurting the share price.

Kohl's share price, which closed at $60.34 on Friday, climbed recently because investors are holding out for a sale, Macellum said. But it also accused the board of "putting its thumb on the scale to keep Kohl's mired in operational mediocrity" and said directors squandered the credibility with shareholders through a secretive and confusing sales process.

"A number of sizable shareholders have informed us that they are extremely frustrated with the Board's poorly communicated process," the letter said.

Kohl's last month said it had contact with more than 20 parties and signed confidentiality agreements with some.

At least three interested parties, including luxury department store operator Hudson's Bay Company, private equity firm Sycamore Partners and a group that includes Acacia Research Corp, a holding company for business controlled by activist hedge fund Starboard Value LP, have made bids for Kohl's, which is valued at $7.8 billion, sources said. Some have offered to pay as much as $70 a share, the sources said.

Several bidders expressed concerns about the speed of the sale process and their ability access to information for diligence purposes, the sources added.

Item 3: On April 4, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by Yahoo! Finance:

Activist investor attacking Kohl's take another jab at retailer

Yahoo! Finance

By Brian Sozzi

April 4, 2022

The activist investor waging a campaign against Kohl's (KSS) is returning fire at the retailer.

"We are writing to you regarding your decision to run what appears to be a flawed and opaque review of strategic alternatives. In all of our years investing in the public market, we have never seen a corporate leadership team operate in a more defensive and insular manner when many shareholders seem very supportive of a sale and various suitors have expressed interest. Perhaps this is why the company’s shares have the rare distinction of trading almost 15% below announced and reported offers," Macellum Capital Management managing partner Jonathan Duskin said in an open letter to Kohl's board on Monday.

Duskin takes Kohl's to task for dragging out a sale process, which sources have told Yahoo Finance includes several bidders.

Added Duskin, "At this point, we believe the Board has eroded all of its credibility with shareholders. A number of sizable shareholders have informed us that they are extremely frustrated with the Board’s poorly communicated process, which has followed two decades of perpetual stagnation. Perhaps this is why the Company’s most recent letter to shareholders was focused on disparaging us and full of seemingly false and misleading statements."

To be sure, this battle has reached new levels of intensity as Kohl's gears up for its annual meeting in May.

In one corner are noted activist investors Macellum Capital Management and Engine Capital. In the other, the long underperforming executive team at Kohl's.

Kohl's continues to indicate it isn't going quietly into the private market sunset.

The struggling retailer rejected two buyout offers in January and then enacted a poison pill to thwart perceived low-ball bids. Then in early March, Kohl's held an investor day to try and hype up management's turnaround efforts.

The off-mall retailer said it aims to generate $2 billion in sales by opening 850 Sephora cosmetics shops inside of its stores. The company added it will shoot for opening 100 small format Kohl's stores over the next four years.

As for long-term guidance, Kohl's sees low-single digit percentage sales growth and mid- to high-single digit EPS growth.

Kohl's shares promptly crashed 12% on its March 7 investor day.

Even while having a weak hand, Kohl's has ratcheted up its attacks on Duskin (in what some pros would say is a show of that weak hand).

"The choice is clear: Re-elect the Kohl’s Board, which has the right skills and expertise to drive our strategy forward while evaluating any value-creating opportunities, or elect Jonathan Duskin and his associates to destroy value in the strategic alternatives process or as operators," Kohl's said in a letter last week mailed to shareholders.

The company doubled down on its attack on Duskin Monday.

"The Kohl’s Board will not allow Macellum’s ill-informed commentary and push for a quick sale at any price to drive process decisions. The Board is thoughtfully and thoroughly evaluating proposals to realize full and fair shareholder value and weighing those against the value-creation potential of a compelling strategic plan. Kohl’s Board is far more qualified to direct this process than Macellum and its slate of nominees, over half of whom have never served on a public company board and none of whom have served on a board of a retail company approaching the size of Kohl’s," a Kohl's spokesperson told Yahoo Finance via email.

Item 4: On April 4, 2022, Macellum Badger was quoted in the following article published by Forbes:

A Defining Moment For Kohl’s

Forbes

By Sanford Stein

April 4, 2022

On Thursday of last week, Kohl’s sent a letter to shareholders, pushing back against activist investor Macellum Advisors campaign to add new directors to the retailer’s board. Macellum currently holds about 5% of Kohl’s stock and is among a group of activist investors attempting to take the company private. In January Kohl’s retained Goldman, Sachs & Co. as an advisor in response to the activist campaign launched by Macellum.

A common theme from all of the activist suiters is their alleged intent to “extract greater shareholder value” along with instigating a “course correction” away from the strategic rebuilding that CEO Michelle Gass has been leading since May of 2018. The August 31st letter states “Macellum is promoting an ever-changing narrative, misinformed claims, and value-destructive proposals, all of which reveal a reckless and short-term approach that is not in the interest of driving long-term, sustainable value.”

In response to the letter, late Thursday, Macellum said that it was disappointed, although not surprised, by Kohl’s “inaccurate and misleading” letter. “We stand by our belief that Kohl’s can be a source of tremendous value if it is finally unshackled from the current board and placed in the right hands – whether that be in the public or private market,” a spokesperson said in a statement to CNBC.

The Letter

In excepts, the letter states “In January, the Board (including a designee from Macellum Advisors) began a process of “further engagement with select bidders who submitted indications of interest in Kohl’s, including assisting with further due diligence that may create opportunities to refine and improve proposals.” In short, we are pursuing a “different path, than Macellum.”

Besides Kohl’s decision to “stop dating” Macellum the letter made it clear to the shareholders why the Board feels Macellum was no longer a “desirable suitor.” The letter talks about past “Macellum inconsistencies” and states among other things:

•	Macellum is demanding a large sale leaseback would also potentially limit Kohl’s flexibility to explore all avenues to create value for shareholders.
•	Macellum praised the omnichannel approach as the future of the industry only months before calling on Kohl’s to spin-off its e-commerce business.
•	Macellum’s push for a hasty sale at any price reveals a short-term approach that is not in the best interest of Kohl’s shareholders.
•	Macellum criticized Kohl’s for rejecting an offer to acquire the Company at $64 per share (Macellum has stated Kohl’s stock could be worth $100 per share.)

And its not just Kohl’s leadership that has been cool to Macellum’s advances. Wisconsin State Senator Tammy Baldwin recently sent a letter to Kohl’s, headquartered in Menominee Falls, Wisconsin which urged the company against accepting "any offers that propose a sale-leaseback, increase the risk of bankruptcy, or imperil the jobs and retirement security of thousands of Wisconsin workers."

Short Term Gains Versus Long Term Value

Based on my colleague Walter Loeb’s recent reporting, Kohl’s apparently has five rumored suiters that include The Hudson’s Bay Company (HBC), Sycamore Partners, Leonard Green & Partners, Starboard Value, and Acacia Research Corp.

At the heart of this altercation is the belief that Kohl’s stock is undervalued relative to its asset value. Kohl’s currently has a market capitalization value of about $7.75 billion. Yet some estimate its real estate value alone is worth north of $8 billion. The other draw that has gotten these corporate raiders fomenting is the well-publicized estimate that the ecommerce business alone could be worth north of $12 billion, should it be spun off. This thinking is much akin to an auto chop shop, where the parts of a Porsche would yield big bucks in the underground economy. And as useless as the engineless Porsche would be for cruising the open road, Kohl’s would be similarly hampered without its ecommerce business in unified lockstep with its stores.

Critics of several of the suiters are quick to point out, at their heart they are real estate investors. In an excellent Robin Report podcast from Friday, April 1st, Robin Lewis and Shelley Kohan double down on their belief (as well as mine and many others) that what motivates some of the activists is a “short-term, financial pureplay, and the losers will be the customers.” Lewis and Kohan suggest that another suiter, Richard Baker of the Hudson’s Bay Company (HBC) is a “real-estate mogul extraordinaire,” in which “all roads lead to unlocking value, or monetizing assets, including spinoffs, or sale and leaseback of real estate.”

Undervalued Stock Ploy

In the same podcast Robin Lewis and Shelley Kohan also side with the Kohl’s board in their belief that Macellum Capital Management group’s CEO Jonathan Duskin has a short-term focus, which is anathema to the long-term strategic value that Michelle Gass has been building. And while Duskin continues to beat the drum of lifting Kohl’s low share price, his own record when it comes to maximizing shareholder value has been less than stellar.

Three years ago, on April 1, 2019, after Macellum bought a significant interest in retailer Citi Trends, Duskin’s company sent a similarly worded letter to their board stating “Macellum has a substantial amount of capital invested in Citi Trends. The only way for Macellum to make money and for the value of the stock to rise significantly is for there to be material change to the status quo on the Board.”

Macellum “reached an agreement with” Citi Trends and stock peaked at $107 on May 6, 2021. A short eight months later the stock plummeted, and as of this past Friday, April 1, the stock was at $28.90, having lost a staggering 74% of its value. So clearly Duskin had not brought a Midas touch to Citi, let alone insuring long-term shareholder value in the retail fashion space.

Is There a Win/Win Scenario for Kohl’s?

I have been critical of Kohl’s in the past, and their path to long-term sustainability is by no means guaranteed. But there is ample evidence that “Team Gass” is making headway. Their ongoing roll-out of a planned 850 Sephora units by 2023, designed to “down age” its core customer base, is spot on, and could become a $2 billion business, on its own. They show continued growth with named brand fashion partners, such as Tommy Hilfiger and Calvin Klein which is also favorable, as are their are plans for upwards of one hundred smaller “city stores” ala Target.

The problem for Kohl’s is that while they appear to be doing reasonably well compared to Macy’s and J.C. Penney, they have behemoth Target, taking share from the entire mid-market department store arena. Target is an over achiever in every category that Kohl’s touches, and lightyears ahead at merchandising and offering its guests a delightful, high value experience.

It will be essential for Kohl’s to pump some serious cash into upgrading their store’s décor, lighting, and visual merchandising to appeal to a younger, discriminating consumer. Additionally, while they are doing well growing their name brand fashion business, to increase margins and create a point of differentiation, they need to be building private label brands as Target has done so proficiently.

Regardless of who wins the fight over Kohl’s future (assuming one of the courters prevails) I agree with both Walter Loeb and Robin Lewis that Kohl’s long-term variability is contingent upon allowing Michelle Gass’s team to “stay the course” and give them the fuel to “pick up the pace.”

Item 5: On April 4, 2022, Jonathan Duskin was quoted in the following article published by Women’s Wear Daily:

Macellum Demands Greater Transparency on Kohl’s Takeover Bids

Women’s Wear Daily

By David Moin

April 4, 2022

The activist shareholder continues to bombard shareholders with criticisms of Kohl's and its board while the retailer vigorously defends its financial record and strategies.

Macellum Advisors, the activist shareholder, contends it’s being kept in the dark on bids for Kohl’s Corp. and wants greater access to information on the process.

Macellum, which holds nearly 5 percent of Kohl’s shares, wants to overhaul the retailer’s board and management, and for months has been pushing strategic alternatives to raise shareholder value, including advocating selling the company or monetizing stores through sale-leasebacks, or splitting the dot-com and store operations into separate companies. Macellum is asking shareholders to vote for its slate of 10 nominees to the Kohl’s board, one of whom is Macellum’s founder and managing partner, Jonathan Duskin.

There’s been an ongoing war of words between Macellum and Kohl’s for weeks, with Macellum accusing Kohl’s of poor management and obtaining inadequate top- and bottom-line results underperforming competitors, while the retailer has been vigorously defending its recent financial results and strategies.

On Monday, Macellum raised the cacophony, accusing Kohl’s of staging “a flawed and opaque review of strategic alternatives.”

“In all of our years investing in the public market, we have never seen a corporate leadership team operate in a more defensive and insular manner when many shareholders seem very supportive of a sale and various suitors have expressed interest,” Duskin wrote in his letter to shareholders. “Perhaps this is why the company’s shares have the rare distinction of trading almost 15 percent below announced and reported offers,” which have been in the mid to high $60 range. Kohl’s stock was trading at just over $60 early afternoon Monday.

Macellum also accused the Kohl’s board of “abruptly rejecting indications of interest from two credible and well-capitalized acquirers before apparently providing sufficient access to management, a robust data room and other information that could have informed upward adjustments to offers; quickly implementing an onerous, two-tiered poison pill that could only serve to chill acquirers’ interest, and failing to communicate clearly and effectively about its purported process for evaluating potential acquirers’ overtures, even as credible reports swirl about several suitors who are interested in bidding close to or above $70 per share.”

Among the reported bidders are the Hudson’s Bay Co., operator of Saks Fifth Avenue, Saks Off 5th and The Bay in Canada; Sycamore Partners, a private equity firm that has Belk, Loft, Express, Hot Topic, Ann Taylor and other retailers in its portfolio; Leonard Green & Partners, a private equity firm, and Starboard Value’s Acacia Research Corp.

Macellum also accuses Kohl’s of “championing a capital-intensive and risky three-year plan that only appears to derive earnings per share growth from share repurchases” and said Kohl’s board has rejected appointing a Macellum principal as a director.

Macellum wrote that “a number of sizable shareholders have informed us that they are extremely frustrated with the board’s poorly communicated process, and urged the Kohl’s board to answer several questions, including what the status of the bidding process is in terms of the number of interested parties and management’s level of engagement and data sharing; when final bids will be gathered and will that happen before the May 11 annual meeting so shareholders can be fully informed before they vote on Macellum’s board nominees, or the existing Kohl’s board members who are all up for reelection.”

Macellum also wants to know what steps the board is taking to ensure bidders have everything they need to expeditiously submit initial and modified bids, and if Kohl’s financial adviser, Goldman Sachs, was authorized to canvas for a full spectrum of financial and strategic bidders, including allowing bidders to partner up on a high price.

It’s possible Kohl’s annual meeting gets delayed if the bidding process goes beyond May 11.

In response to Duskin’s letter on Monday, Kohl’s issued the following statement:

“The Kohl’s board will not allow Macellum’s ill-informed commentary and push for a quick sale at any price to drive process decisions. The board is thoughtfully and thoroughly evaluating proposals to realize full and fair shareholder value and weighing those against the value-creation potential of a compelling strategic plan. Kohl’s board is far more qualified to direct this process than Macellum and its slate of nominees, over half of whom have never served on a public company board and none of whom have served on a board of a retail company approaching the size of Kohl’s.”